Exhibit 99.1

Kairos Pharma Announces Virtual KOL Event to Provide Perspectives on ENV105 Interim Efficacy Results in Advanced Prostate Cancer

Event to feature principal investigators from the trial

LOS ANGELES — September 11, 2025 — Kairos Pharma, Ltd. (NYSE American: KAPA), a clinical-stage biopharmaceutical company focused on innovative cancer therapeutics, today announces that it will host a premier KOL event on Thursday, Sept. 18th at 5 p.m. ET / 2 p.m. PT to discuss diverse perspectives on the Company’s interim efficacy results from a Phase 2 trial of its lead candidate, ENV105, in treating advanced prostate cancer patients. Registration is required to participate in the webcast. Interested participants can sign-up to receive the webcast link here.

“The safety results of the trial are an important catalyst as we prepare for the announcement of our interim efficacy results in treating prostate cancer patients. This predetermined efficacy analysis occurs four months after start of combination therapy of ENV105 and apalutamide in the last safety lead-in patient. We hope to lay out the primary benefits of our compound, and to clearly demonstrate the clinical need filled by ENV105,” said Dr. John Yu, CEO of Kairos Pharma. “This distinguished panel of experts will provide participants with a renewed understanding of the importance of these data and the role ENV105 can have in targeting cancer drug resistance.”

Speakers in the KOL event include Dr. Neil Bhowmick, President and Chief Scientific Officer at Kairos Pharma; Dr. Umang Swami, Associate Professor in the Division of Oncology, Department of Internal Medicine at the Huntsman Cancer Institute; Dr. Richard Lee, Clinical Co-Director, The Claire and John Bertucci Center for Genitourinary Cancers at Massachusetts General Hospital, Harvard Medical School, and Dr. Edwin Posadas, Director of the Experimental Therapeutics Program and the Medical Director of the Center for Uro-Oncology Research Excellence at the Samuel Oschin Comprehensive Cancer Institute.

The interim safety analysis of the trial, announced in July of this year, demonstrated that ENV105, a first-in-class CD105 antagonist, was well tolerated when combined with standard of care hormone therapy, apalutamide, from the first 10 enrolled patients. Thus far, there have been no dose-limiting toxicities or unexpected adverse events reported to date. In addition, the treatment-related side effects were manageable with standard supportive care. Notably, no Grade 3 or 4 toxicities were observed.

With one million men in the US diagnosed with prostate cancer each year, and millions more worldwide, the development of resistance to current hormone therapies is a growing unmet need with an increasingly aging population. Castration-resistant prostate cancer refers to tumors that grow despite receiving hormone blocking agents. Treatment options remain limited after hormone therapies fail. Kairos Pharma seeks to provide a safe and effective alternative for these patients with ENV-105.

About Kairos Pharma, Ltd.

Based in Los Angeles, California, Kairos Pharma Ltd. (NYSE American: KAPA) aims to work at the forefront of oncology therapeutics, utilizing structural biology to overcome drug resistance and immune suppression in cancer. Our lead candidate, ENV105, is an antibody that targets CD105 – a protein identified as a key driver of resistance to various cancer treatments. Elevation of CD105 in response to standard therapy results in resistance and disease relapse. ENV105 aims to reverse drug resistance by targeting CD105 and restore the effectiveness of standard therapies across multiple cancer types. Currently, ENV105 is in a Phase 2 clinical trial for castrate-resistant prostate cancer and a Phase 1 trial for lung cancer aimed at addressing significant unmet medical needs. For more information, visit kairospharma.com.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements as those that are not historical in nature, particularly those that use terminology such as “may,” “should,” “expects,” “anticipates,” “contemplates,” “estimates,” “believes,” “plans,” “projected,” “predicts,” “potential” or “hopes” or the negative of these or similar terms. The reader is cautioned not to rely on these forward-looking statements. If underlying assumptions prove inaccurate, or known or unknown risks or uncertainties materialize, actual results could vary materially from the expectations and projections of Kairos Pharma. We base these forward-looking statements on our expectations and projections about future events, which we derive from the information currently available to us. Such forward-looking statements relate to future events or our future performance. In evaluating these forward-looking statements, you should consider various factors, including: our expectations regarding the success and/or completion of our Phase 2 clinical trial; our success in completing newly initiated clinical trials, commence new trials, and obtain regulatory approval following the conclusion of such trials; challenges and uncertainties inherent in product research and development; and the uncertainty regarding future commercial success. These and other factors may cause our actual results to differ materially from any forward-looking statement. Forward-looking statements are only predictions. The forward-looking statements discussed in this press release and other statements made from time to time by us or our representatives, may not occur, and actual events and results may differ materially and are subject to risks, uncertainties and assumptions about us, including those described in Kairos Pharma’s Annual Report on Form 10-K, as amended, and our other filings made with the Securities and Exchange Commission. We are not obligated to publicly update or revise any forward-looking statement, and Kairos Pharma is not required to update any forward-looking statement as a result of new information or future events or developments, except as required by U.S. federal securities laws.

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